Press Release

COWEN GROUP, INC. ANNOUNCES
FIRST QUARTER 2017 FINANCIAL RESULTS

New York, April 27, 2017 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the first quarter ended March 31, 2017.
Highlights
First Quarter Financial Summary

•	GAAP revenue of $115.0 million compared to $101.0 million in the prior year period.

•
GAAP net income attributable to common shareholders of $1.3 million or $0.05 per diluted common share, compared to a GAAP net loss attributable to common shareholders of $5.4 million or $(0.20) per diluted common share in the prior year period.

•	Economic revenue, a non-GAAP measure, of $128.6 million compared to $105.6 million in the prior year period.

•
Economic income, a non-GAAP measure, available to Cowen Group of $5.5 million or $0.19 per diluted share, compared to an economic income loss of $4.9 million or $(0.18) per diluted share in the first quarter 2016.

Operating Highlights

•	Investment banking revenue grew 40% year over year on both a GAAP and economic income (non-GAAP) basis. Revenue was driven by an increase in equity financings as well as a growing advisory business.

•
Brokerage revenue declined 1% year over year, on a GAAP and economic income (non-GAAP) basis, respectively. The equities division continued to make progress in growing its share of the US commission wallet.

•	As of April 1, 2017, assets under management were $10.7 billion, an increase of $170 million from January 1, 2017.

•	Book value per share was $24.79 as of March 31, 2017, compared to $25.11 as of December 31, 2016.

•	Tangible book value per share was $21.67 as of March 31, 2017 compared to $21.88 as of December 31, 2016.

•
On March 29, 2017, the Company announced a strategic partnership with China Energy Company Limited ("CEFC China"), one of the largest and most internationalized private companies in China. CEFC China will provide approximately $275 million of growth capital to the Company, comprised of equity and debt.

•
On April 3, 2017, the Company announced the signing of a definitive agreement under which Cowen will acquire Convergex Group, LLC ("Convergex"), a leading agency-focused global brokerage and trading related services provider.

Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group said, "We continued to make important progress towards further strengthening our platform. Our investments in talented individuals, teams and businesses are having a positive impact. An improved investment climate was productive for investment banking and investment income. Our announced strategic partnership with CEFC China and agreement to acquire Convergex are expected to enhance our ability to execute on our objectives."

2017 First Quarter GAAP Financial Information

The following table summarizes the Company’s GAAP financial results for the three months ended March 31, 2017 and 2016, and three months ended December 31, 2016.

Summary GAAP Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended
	March 31,			Dec. 31,
	2017	2016	%	2016	%

Revenue	$115.0	$101.0	14%	$122.3	(6)%
Net income (loss) attributable to Cowen Group, Inc.	$3.0	$(3.7)	(181)%	$(1.9)	NM
Preferred stock dividends	$1.7	$1.7	—%	$1.7	—%
Net income (loss) attributable to Cowen Group, Inc. common stockholders	$1.3	$(5.4)	NM	$(3.6)	NM

Earnings (loss) per share (diluted)	$0.05	$(0.20)	NM	$(0.13)	NM

Note: Amounts may not add due to rounding.

GAAP Revenue

For the first quarter of 2017, GAAP revenue was $115.0 million compared to $101.0 million in the first quarter of 2016. The increase in GAAP revenue is primarily due to an increase in investment banking revenue and premiums from our insurance-related business.

Employee Compensation and Benefits

First quarter of 2017 employee compensation and benefits expenses increased $13.5 million year over year to $76.7 million. The increase was primarily due to higher revenue and other income which resulted in a higher compensation and benefits accrual and the inclusion of new credit and research groups during 2016.

Interest and Dividends

For the first quarter of 2017, interest and dividend expenses increased $2.6 million to $9.9 million compared to the prior year period. The increase was primarily attributable to an increase in the number of debt securities held during 2017 as compared to 2016.

Reinsurance claims, commissions and amortization of deferred acquisition costs

For the first quarter 2017, reinsurance-related expenses were $6.2 million. These reflect loss and claim reserves, acquisition costs and other expenses incurred with respect to our insurance and reinsurance operations.

General, Administrative and Other Expenses

First quarter 2017 general, administrative and other expenses were $42.6 million, unchanged when compared to the prior year period.

Other Income (Loss)
First quarter 2017 other income was $39.4 million compared to $3.6 million in the prior year period. The increase primarily relates to an increase in performance of the Company's own invested capital. The gains and losses shown under Consolidated Funds reflect the consolidated total performance for such funds, and the portion of those gains or losses that are attributable to other investors is allocated to redeemable non-controlling interests.

Income Taxes

First quarter 2017 income tax expense was $1.9 million compared to a benefit of $3.3 million in the prior year quarter. This change is primarily attributable to the Company’s operating results.

Income (Loss) Attributable to Redeemable Non-controlling Interests

First quarter 2017 income (loss) attributable to redeemable non-controlling interests increased by $13.4 million to $9.1 million from the prior year period. The increase was primarily the result of losses incurred by one of our consolidated funds in the prior year period.

Non-controlling interests represent the pro rata share of the income or loss of the non-wholly owned consolidated entities attributable to the other owners of such entities.

Preferred Stock Dividends

On May 19, 2015, the Company completed its offering of 120,750 shares of the Company's 5.625% Series A cumulative perpetual convertible preferred stock. Each share of the Series A Convertible Preferred Stock is entitled to dividends at a rate of 5.625% per annum. The Company may, at its option, pay dividends in cash, common stock or a combination thereof.

Capital

The Company’s stockholders’ equity as of March 31, 2017 was $778.3 million compared to $772.7 million as of December 31, 2016.

Common equity, which excludes preferred stock, was $676.9 million, or book value per share of $24.79 at March 31, 2017, compared to common equity of $671.3 million, or book value per share of $25.11 at December 31, 2016.

Tangible common equity was $591.8 million, or tangible book value per share of $21.67 at March 31, 2017, compared to tangible common equity of $584.9 million, or tangible book value per share of $21.88 at December 31, 2016.

Select Balance Sheet Data

(Amounts in millions, except per share information)	March 31,	December 31,	March 31,
	2017	2016	2016

Cowen Group Inc. stockholders' equity	$778.3	$772.7	$782.9
Common equity (CE)	$676.9	$671.3	$681.6
Tangible common equity (TCE)	$591.8	$584.9	$598.7

Book value per share (CE/CSO)	$24.79	$25.11	$25.70
Tangible book value (TCE/CSO)	$21.67	$21.88	$22.58

Common shares outstanding (CSO)	27.3	26.7	26.5

Reconciliation of GAAP Cowen Group Inc. stockholders' equity to tangible common equity:

Cowen Group Inc. stockholders' equity	$778.3	$772.7	$782.9
Less:
Preferred stock	101.3	101.3	101.3
Common equity (CE)	$676.9	$671.3	$681.6

Less:
Goodwill & intangibles	85.1	86.4	82.9
Tangible common equity (TCE)	$591.8	$584.9	$598.7

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related adjustments and/or reorganization expenses and (iv) excludes preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three months ended March 31, 2017 and 2016, and three months ended December 31, 2016.

Summary Economic Income (Loss) Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended
	March 31,			Dec. 31,
	2017	2016	%	2016	%

Revenue	$128.6	$105.6	22%	$128.1	—%
Economic Income (Loss)	$5.5	$(4.9)	NM	$(12.9)	NM

Economic Income (Loss) per share (diluted)	$0.19	$(0.18)	NM	$(0.48)	NM

Note: Amounts may not add due to rounding.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended
	March 31,		Dec. 31,
(Per share information)	2017	2016	2016

Economic Income (Loss) per share (diluted)	$0.19	$(0.18)	$(0.48)
Adjustments:
Preferred dividends	(0.06)	(0.06)	(0.06)
Taxes	(0.07)	0.12	0.46
Transaction-related costs	(0.02)	(0.08)	(0.06)
GAAP earnings (loss) per share (diluted)	$0.05	$(0.20)	$(0.13)

Note: Amounts may not add due to rounding.

2017 First Quarter Economic Income Review

Total Economic Income Revenue

Total Economic Income revenue for the first quarter of 2017 was $128.6 million compared to $105.6 million in the first quarter of 2016.  The increase in Economic Income revenue was primarily attributable to an increase in investment banking revenue and investment income.

Economic Income Revenue

	Three Months Ended
	March 31,			Dec. 31,
(Dollar amounts in millions)	2017	2016	%	2016	%

Investment banking	$36.6	$26.1	40%	$35.1	4%
Brokerage	52.3	52.9	(1)%	53.6	(2)%
Management fees	13.9	16.9	(17)%	17.3	(19)%
Incentive income	3.1	6.9	(56)%	7.1	(57)%
Investment income	21.6	1.9	NM	4.6	369%
Other revenue	1.1	1.0	16%	10.3	(89)%
Total Revenue	$128.6	$105.6	22%	$128.1	—%

Note: Amounts may not add due to rounding.

Non-interest Expenses

First quarter 2017 non-interest expense was $117.2 million compared to $104.0 million in the prior year period. Items included in non-interest expenses are discussed below.

Compensation and Benefits Expense

First quarter 2017 compensation and benefits expense was $75.0 million compared to $62.1 million in the first quarter 2016. The increase was due to higher revenue during 2017 as compared to 2016 which resulted in a higher compensation and benefits accrual and the inclusion of new credit and research groups during 2016.

The compensation to Economic Income revenue ratio was 58% for the first quarter 2017 compared to 59% for the prior year period.

Fixed Non-Compensation Expenses

First quarter 2017 fixed non-compensation expenses decreased 2% year over year to $23.8 million from $24.4 million.

Depreciation and Amortization Expenses

First quarter 2017 depreciation and amortization expense was $2.6 million compared to $2.8 million in the prior year period. The decrease is primarily related to a decrease in depreciation expense from fully depreciated fixed assets partially offset by an increase in amortization of intangible assets related to acquisitions during late 2015 and during 2016.

Variable Non-Compensation Expenses

First quarter 2017 variable non-compensation expenses were $16.4 million compared to $15.2 million in the first quarter 2016. The increase is primarily related to higher floor brokerage and trade execution costs and increased marketing and business development expenses.

Interest Expense

Interest expense was $4.3 million in the first quarter 2017, unchanged from the prior year quarter.

Alternative Investment Segment ("Ramius")

Assets Under Management

As of April 1, 2017, the Company had assets under management of $10.7 billion, an increase of $170 million from January 1, 2017.

Management Fees and Incentive Income

For the first quarter 2017, management fees for the alternative investment segment were $13.1 million compared to $16.1 million in the prior year. This decrease in management fees was primarily related to the sale of our interest in the alternative solutions business during the third quarter of 2016.

Incentive income was $3.1 million in the first quarter 2017 compared to $6.9 million in the prior year period. The decrease was primarily related to a decrease in performance from one of our funds.

Investment Income

For the first quarter 2017, investment income for the segment was $15.1 million, compared to $1.4 million in the first quarter 2016. The increase primarily relates to an increase in performance of the Company's own invested capital.

Other Income

Other income for the segment was $0.8 million in the first quarter 2017, compared to $0.7 million in the prior year period.

Broker-Dealer Segment ("Cowen and Company")

Brokerage

Brokerage revenue was $52.3 million in the first quarter 2017 compared to $52.9 million in the first quarter 2016, a decrease of 1% year over year. This was attributable to lower commissions due to a decrease in customer trading volumes in our cash, option and prime service businesses, partially offset by an increase in revenues due to the initiation of our credit trading business in May 2016.

Investment Banking

In the first quarter 2017, investment banking revenue was $36.6 million, compared to $26.1 million in the first quarter 2016.  The year over year increase was primarily due to higher equity underwriting activity. The average underwriting fee per transaction declined 26% from the prior year period.

Investment Banking Revenue Summary

	Three Months Ended
	March 31,
(Dollar amounts in millions)	2017	2016
Equity Underwriting	$32.1	$22.7
Debt Underwriting	(0.1)	2.3
Advisory	4.5	1.2
Total	$36.6	$26.1

Investment Banking Transaction Count

	Three Months Ended
	March 31,
	2017	2016
Equity Underwriting	23	12
Of which bookrun:	14	6
Debt Underwriting	—	2
Advisory	2	—
Total	25	14

Investment Income

For the first quarter 2017, investment income for the segment was $6.5 million versus $0.5 million in the first quarter 2016.

Share Repurchase Program

Under the Company's existing $138.3 million share repurchase program, the Company has acquired 7.3 million shares for $117.4 million since August 2011. Also, since the program was initially announced in July 2011, the Company has acquired an additional 2.7 million shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards for $39.1 million. The total amount available for repurchase under the program is $20.9 million.

In the first quarter 2017, the Company did not repurchase shares under the Company's existing share repurchase program. However, the Company did acquire 328,238 shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2017 first quarter results on Thursday, April 27, 2017, at 4:30 pm EST.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 11015025.  A replay of the call will be available beginning at 7:30 pm EST April 27, 2017 through 7:30 pm EST May 4, 2017.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 11015025.

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services.  Founded in 1918, the firm is headquartered in New York and has offices located worldwide. To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Group, Inc.
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Source: Cowen Group, Inc.

Cowen Group, Inc.
GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenue
Investment banking	$36,553	$26,147
Brokerage	50,534	50,935
Management fees	8,708	11,030
Incentive income	546	1,111
Interest and dividends	5,089	3,653
Reimbursement from affiliates	1,652	3,887
Aircraft lease revenue	1,059	394
Reinsurance premiums	7,089	1,010
Other	1,400	1,321
Consolidated Funds
Interest and dividends	1,994	1,076
Other	347	475
Total revenue	114,971	101,039
Expenses
Employee compensation and benefits	76,673	63,181
Interest and dividends	9,930	7,310
Reinsurance claims, commissions and amortization of deferred acquisition costs	6,178	563
General, administrative and other expenses	42,629	43,069
Consolidated Funds expenses	4,963	1,816
Total expenses	140,373	115,939
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	26,056	3,188
Consolidated Funds net (losses) gains	13,346	397
Total other income (loss)	39,402	3,585

Income (loss) before income taxes	14,000	(11,315)
Income tax expense/(benefit)	1,911	(3,320)
Net income (loss)	12,089	(7,995)
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	9,105	(4,297)
Net income (loss) attributable to Cowen Group, Inc.	2,984	(3,698)
Preferred stock dividends	1,698	1,698
Net income (loss) attributable to Cowen Group, Inc. common stockholders	$1,286	$(5,396)

Earnings (loss) per share:
Basic	$0.05	$(0.20)
Diluted	$0.05	$(0.20)

Weighted average shares used in per share data:
Basic	27,061	26,591
Diluted	28,401	26,591

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related adjustments and/or reorganization expenses and (iv) excludes preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Group, Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended March 31, 2017
(Dollar amounts in thousands)

	Three Months Ended March 31, 2017
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$36,553	$—		$—	$36,553
Brokerage	50,534	1,779		—	52,313
Management fees	8,708	4,711	(a)	527	13,946
Incentive income	546	2,025	(a)	489	3,060
Investment income	—	21,626	(b)(d)	—	21,626
Interest and dividends	5,089	(5,089)	(b)	—	—
Reimbursement from affiliates	1,652	(1,730)	(c)	78	—
Aircraft lease revenue	1,059	(1,059)	(d)	—	—
Reinsurance premiums	7,089	(7,089)	(e)	—	—
Other revenue	1,400	(296)	(e)	—	1,104
Consolidated Funds	2,341	—		(2,341)	—
Total revenue	$114,971	$14,878		$(1,247)	$128,602

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities net of expenses, within other revenue.

Cowen Group, Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended March 31, 2016
(Dollar amounts in thousands)

	Three Months Ended March 31, 2016
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$26,147	$—		$—	$26,147
Brokerage	50,935	1,932		—	52,867
Management fees	11,030	5,503	(a)	370	16,903
Incentive income	1,111	5,652	(a)	157	6,920
Investment income	—	1,850	(b)(d)	—	1,850
Interest and dividends	3,653	(3,653)	(b)	—	—
Reimbursement from affiliates	3,887	(3,901)	(c)	14	—
Aircraft lease revenue	394	(394)	(d)	—	—
Reinsurance premiums	1,010	(1,010)	(e)	—	—
Other revenue	1,321	(368)	(e)	—	953
Consolidated Funds	1,551	—		(1,551)	—
Total revenue	$101,039	$5,611		$(1,010)	$105,640

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities net of expenses, within other revenue.